EXHIBIT 4(a)(1)

Exclusive Licence Agreement

PharmaSynth Pty Ltd

PharmaSynth

Global Transbiotech Inc

GTB

Clayton Utz

Lawyers

Level 28 Riparian Plaza  71 Eagle Street  Brisbane  QLD  4000  Australia

GPO Box 55  Brisbane  QLD  4001

T + 61 7 3292 7000  F + 61 7 3221 9669

www.claytonutz.com

Our reference 15314/12192/80092067

Table of contents

1.	Definitions and interpretations		1

	1.1	Definitions	1
	1.2	Interpretation	3

2.	Term of the agreement		4

3.	Licence of PharmaSynth IP		4

	3.1	Exclusive Licence	4
	3.2	Use by PharmaSynth	5

4.	Developed IP		5

	4.1	Developed IP Owned by GTB	5
	4.2	Rights to IP developed by PharmaSynth	5

5.	Sublicensing		6

	5.1	Liability for sublicensee	6

6.	Licence fees		6

7.	Royalties		6

	7.1	Royalties where valid Patent	6
	7.2	Royalties where no Patent	7
	7.3	Reports	7
	7.4	Sales of Products outside the Territory	7
	7.5	Accrual and payment of royalties	7

8.	GTB to Exploit		8

	8.1	GTB to produce Products	8
	8.2	Commencement of Phase 3 Trial	8
	8.3	Exploitation of Products	8
	8.4	Quality	9
	8.5	Notification of adverse event	9
	8.6	Insurance	9

9.	Protection of Intellectual Property		9

	9.1	Notification of infringement	9
	9.2	Infringement of PharmaSynth IP	9
	9.3	Maintenance of IP	10

10.	Warranties and indemnities		10

	10.1	PharmaSynth warranties	10
	10.2	GTB warranties	10
	10.3	Exclusion of warranties	11
	10.4	GTB’s acknowledgments	11
	10.5	PharmaSynth’s acknowledgements	11
	10.6	GTB to indemnify PharmaSynth	11
	10.7	PharmaSynth to indemnify GTB	12
	10.8	Liability for costs of Infringement Claim	12
	10.9	General mutual representations and warranties	12
	10.10	Indemnities	12

11.	Confidentiality		13

	11.1	No use or disclosure	13
	11.2	Further obligations	13

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	11.3	Legal requirements	13
	11.4	Return of Confidential Information	14
	11.5	Retention for legal advice	14
	11.6	Survival of clause	14

12.	Audit		14

	12.1	Records	14
	12.2	Audit	14
	12.3	Security	15
	12.4	Co-operation	15
	12.5	Copies of materials	15
	12.6	Costs of the Audit	15

13.	Termination		15

	13.1	Reasons for termination by either party	15
	13.2	Reasons for termination by PharmaSynth	15
	13.2	Consequences of termination	15
	13.3	Termination due to default by PharmaSynth	16
	13.4	Accrued rights and survival	16

14.	Dispute resolution		16

	14.1	Negotiation	16
	14.2	Referral to arbitration	16

15.	Arbitration		17

	15.1	Reference to arbitration	17
	15.2	Award final and binding	17

16.	Force Majeure		17

	16.1	Event of Force Majeure	17
	16.2	Remedy of Force Majeure	17
	16.3	Extension of Term	17

17.	Notices		18

18.	General		19

	18.1	Governing law	19
	18.2	Jurisdiction	19
	18.3	Assignment	19
	18.4	Amendments	19
	18.5	Waiver	19
	18.6	Further acts and documents	19
	18.7	No representation or reliance	19
	18.8	Expenses	19
	18.9	Entire agreement	20
	18.10	Sub-contracting	20
	18.11	Relationship of the parties	20
	18.12	Remedies cumulative	20
	18.13	Severability of provisions	20
	18.14	Change in control	20
	18.15	Publicity	20
	18.16	Counterparts	21

Schedule 1 - PharmaSynth IP			22

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Exclusive Licence Agreement made on	2009

Parties                                                                                         PharmaSynthPharmaSynth Pty Ltd, ABN 48 074 656 509, of 2806 Ipswich Road, Darra, QLD, Australia (“PharmaSynth”), a wholly-owned subsidiary of Progen Pharmaceuticals Ltd

Global Transbiotech, Inc of 3550 Wilshire Blvd., Suite 1747, Los Angeles, CA 90010 USA (“GTB”)

Introduction

A.                                                   PharmaSynth is the holder of patent and other intellectual property rights in a multi-targeted cytostatic cancer therapeutic product known as PI-88, a mixture of highly sulfated, monophosphorylated, mannose oligosaccharides.

B.                                                     GTB is a developer, manufacturer and marketer of pharmaceutical products.

C.                                                     PharmaSynth and GTB executed a Binding Term Sheet on 14 May 2009 under which the parties agreed to negotiate an Exclusive Licence Agreement for the product known as PI-88.

D.                                                    GTB has had access to such information and personnel of PharmaSynth as requested by GTB to enable it to carry out due diligence on the product known as PI-88.

E.                                                      GTB has satisfied itself as to its ability to successfully exploit PI-88 if granted a licence from PharmaSynth.

F.                                                      Pursuant to the terms and conditions contained in this agreement, PharmaSynth licenses GTB to develop, manufacture, use, sell, market and sublicense the product known as PI-88 in exchange for the licence fees and royalties set out in this agreement.

Operative provisions

1.                                                      Definitions and interpretations

1.1                                               Definitions

The following definitions apply unless the context requires otherwise.

Affiliate means with respect to a party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such party, where control means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through ownership of voting securities, by contract or otherwise and includes without limitation any related body corporate of a party as defined under section 50 of the Corporations Act 2001 (Cth).

Commencement Date means 1 July 2009, or the data of the execution of a definitive version of this agreement if this comes earlier.

Confidential Information means all confidential and proprietary information, know how and trade secrets of a party (including, without limitation, the terms of this agreement, all business or financial information, all information, biological materials and samples relating to any Product, medical chemical and other scientific data, processes and analytic methodology used in the development, testing, clinical trials and analysis of any Product, and packaging, manufacturing, advertising and marketing data relating to the Product but excluding any information which:

(a)                                                   was in the public domain at the time of its disclosure;

(b)                                                  came into the hands of the receiving party by lawful means and without breach of any obligation of confidentiality by any third party; or

(c)                                                   was in fact known to the receiving party prior to its disclosure to that party.

End User means a third party which is supplied a Product by GTB or its Affiliates or its sublicensees but does not distribute, resell or otherwise supply the Product to others (other than patients) in all countries in the Territory except for Mainland China, where the End User may be, as the case may be, a distributor to whom GTB or its Affiliates or its sublicensees sells the Product.

Event of Insolvency means:

(a)                                                   filing by a Party in any court pursuant to any statute of a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver of all or a portion of the Party’s property;

(b)                                                  the filing against a Party of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for the Party, or of any of the property of the Party, or a proceeding by any governmental authority for the dissolution or liquidation of the Party, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver;

(c)                                                   the making by a Party of an assignment for the benefit of creditors; or

(d)                                                  a Party is or admits in writing that it is, or is taken under any applicable law to be, insolvent or unable to pay its debts.

Exploit includes:

(a)                                                   in respect of a product - to make, hire, market, sell or otherwise dispose of it, use it, import or export it, modify, improve or keep it for the purpose of doing any of those things; or

(b)                                                  in respect of a method or process - use the method or process, improve or modify the process or do any act mentioned in paragraph (a) in respect of a product resulting from such use, and Exploitation has a corresponding meaning.

Force Majeure means an act of God, strike, lockout or other interference with work, war (declared or undeclared), blockade, disturbance, lightning, fire, earthquake, storm, flood, explosion, governmental or quasi governmental restraint, expropriation, prohibition, intervention, direction or embargo, unavailability or delay in availability of equipment or transport, inability or delay in obtaining governmental or quasi governmental approvals, consents, permits, licences, authorities or allocations, and any other cause, whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the party affected but does not include general economic conditions.

Government Agency means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity including, without limitation, the Unites States Food and Drug Administration.

GTB Developed IP means all Intellectual Property developed or otherwise coming into existence directly as a result of or in the course of GTB carrying out this agreement (including any new patents) but, for the avoidance of doubt, excludes all PharmaSynth IP.

Intellectual Property includes all present and future rights in relation to copyright, industrial and intellectual property rights of whatever nature in whatever country, including without limitation all rights in relation to Confidential Information, inventions, innovations, plant varieties, registered and unregistered patents, registered and unregistered trade marks (including service marks), registered designs, and circuit layouts, and all other rights resulting from intellectual activity in the industrial, scientific, literary or artistic fields whether created before or after the Commencement Date and whether existing in Australia or otherwise.

Net Sales means the full invoice price plus the value of any other consideration paid or given by any person (including by contra arrangements, product swaps or other arrangements) for Products sold by GTB, its Affiliates and sublicensees to End Users less:

(a)                                                  any discounts given to End Users;

(b)                                                     sales and excise taxes, customs duty, or  other compulsory payments to Government Agencies, to the extent included in the invoice price,  provided they are actually paid or deducted and relate to the sale; and

(c)                                                  credits given to End Users for rejects or returns of Products.

Products means any products produced from or based on the PharmaSynth IP, including improvements, modifications and variations made by GTB or its Affiliates during the Term.

PharmaSynth IP means the Intellectual Property owned or licensed by PharmaSynth which is necessary to Exploit the product known as PI-88 and includes the patents and patent applications set out in Schedule 1 and the Confidential Information of PharmaSynth related to those patents and patent applications.

Territory means the world excluding Australia.

Term means the period commencing on the Commencement Date and expiring 15 years after the Commencement Date, unless earlier terminated in accordance with this agreement.

1.2                                               Interpretation

In this agreement:

(a)                                headings are for convenience only and do not affect interpretation,

and unless the context indicates a contrary intention:

(b)                               an obligation or liability assumed by, or a right conferred on, 2 or more persons binds or benefits them jointly and severally;

(c)                                “person” includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)                               a reference to a party includes that party’s executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes a substituted or an additional trustee and further includes any person claiming on behalf of or under or through a party to this agreement;

(e)                                a reference to a document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)                                  a reference to a statute or statutory provision includes a statutory modification or re-enactment of it or a statutory provision substituted for it, and each ordinance, by-law, regulation, rule and statutory instrument (however described) issued under it;

(g)                               a word importing the singular includes the plural (and vice versa), and a word indicating a gender includes every other gender;

(h)                               a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this agreement, and a reference to this agreement includes all schedules, exhibits, attachments and annexures to this agreement;

(i)                                   if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)                                   “includes” in any form is not a word of limitation; and

(k)                                a reference to “$” or “dollar” is to US currency.

2.                                                      Term of the agreement

This agreement commences on the Commencement Date and continues for the Term.

3.                                                      Licence of PharmaSynth IP

3.1                                               Exclusive Licence

(a)                                                   Subject to the terms of this agreement, PharmaSynth hereby grants and GTB accepts, an exclusive licence, including the right to grant sublicences, to Exploit the PharmaSynth IP in the Territory during the Term.

(b)                                                  To the extent that the PharmaSynth IP includes a patent, the licence granted under clause 3.1(a) ceases in respect of that patent on the expiry of that patent and the expiry of any patent extensions.

(c)                                                   After the Commencement Date, PharmaSynth will, at the request of GTB, provide samples of any Products it has which are relevant to the Field, including any intermediate forms and copies of the Products and any related Confidential Information.

(d)                                                  For the purpose of assisting GTB to carry out its clinical trial PharmaSynth will if requested by GTB:

(i)                                                     Supply two (2) kg of the PI-88 bulk Active Pharmaceutical Ingredient (API) at no cost to GTB;

(ii)                                                  At the request of GTB, transfer ownership to GTB of a minimum of 20,000 vials of pre-filled lyophilised PI-88 (the equivalent of approximately 5 kg bulk API of PI-88), each containing 210 mg of PI-88 and a minimum of 20,000 vials of the lyophilised placebo, each containing 210 mg of the placebo, a minimum of 40,000 syringes prefilled with 1 ml of saline, associated needles and product packaging. Such GTB request of PharmaSynth to occur within 60 (sixty) days of the Execution of this Agreement. If GTB requests this transfer, the costs associated with the storage and further handling, including possible shipment of the material, upon the issue of this GTB request is assumed by GTB. The material is stored at Fischer Clinical in Allentown, Pennsylvania, USA.

(iii)                                               supply up to a further 30 kg of API at $17,500 per kg; and

(iv)                                              supply any further API at $25,000 per kg.

GTB to pay for the API within 30 days of the request by GTB.

(e)                                                   PharmaSynth will not sell Products relevant to the Field to End Users in the Territory nor supply Products relevant to the Field to any person who PharmaSynth has reasonable grounds to believe is likely to export the Products into the Territory.

(f)                                                     All enquiries PharmaSynth receives in respect of Products relevant to the Field to be delivered to End Users in the Territory will be referred to GTB.

3.2                                               Use by PharmaSynth

(a)                                                   For the avoidance of doubt, this agreement does not limit PharmaSynth’s ability to Exploit the PharmaSynth IP outside the Territory.

(b)                                                  GTB and its Affiliates will not:

(i)                                                     sell Products to End Users outside the Territory; or

(ii)                                                  supply Products to any third party who PharmaSynth has reasonable grounds to believe is likely to export the Products outside the Territory.

(c)                                                   PharmaSynth may require GTB to take all reasonable actions within its legal rights and powers (including conducting litigation) to cause third parties to cease such exportation or use.

(d)                                                  All enquiries GTB receives in respect of Products to be delivered to End Users outside the Territory will be referred to PharmaSynth.

4.                                                      Developed IP

4.1                                               Developed IP Owned by GTB

The parties acknowledge that all right, title and interest in and to all of the GTB Developed IP is owned by GTB.

If, in the course of commercial development efforts related to the Product outside the territory, PharmaSynth can negotiate with GTB to access GTB Developed IP as relates to the Product.

4.2                                               Rights to IP developed by PharmaSynth

(a)                                                   If in the course of complying with its obligations under this agreement, PharmaSynth develops modifications to the Product and the Product IP which result in the creation of new Intellectual Property, then GTB will have a right of first refusal to Exploit that Intellectual Property on terms specified by PharmaSynth.

(b)                                                  If GTB does not exercise its first right of refusal within 30 days of receiving the terms provided by PharmaSynth pursuant to 4.2(a) , PharmaSynth may license that Intellectual Property to a third party on terms which are no more favourable than those offered to GTB under clause 4.2(a).

(c)                                                   If GTB exercises its right of first refusal, the parties will either vary this agreement or enter into a new agreement, in each case to reflect the terms offered under clause 4.2(a).

4.3                                                   For clarification, with regards to any non-clinical and clinical data that may be developed by the Parties during the Term, the Parties agree to share that data freely, with no additional obligation, and make it available to the other Party.

5.                                                      Sublicensing

5.1                                               Liability for sublicensee

GTB acknowledges and agrees that the use of a sublicensee does not relieve GTB of any of its obligations, duties or limitations under this agreement and any act or omission of a sublicensee will have the same consequences or effect as if such action or omission was GTB’s own.

6.                                                      Licence fees

In consideration of the licence granted to GTB under this agreement, in respect of each Product GTB will pay a total of $5,000,000 to PharmaSynth the following licence fees within 30 days of the occurrence of the following events:

(a)                                                   a payment of $500,000 after the approval by any Government Agency within the Territory to commence the first Phase 3 or Pivotal Registration Clinical Trial Protocol of a Product;

(b)                                                  a payment of $500,000 after the commencement of the first Phase 3 or Pivotal Registration Clinical Trial for a Product;

(c)                                                   a payment of $1,000,000 after the completion of the first Phase 3 or Pivotal Registration Clinical Trial for a Product;

(d)                                                  a payment of $1,000,000 after the submission of a Product to any Government Agency for regulatory approval for use in the first country in the Territory; and

(e)                                                   a payment of $2,000,000 after a relevant Government Authority first giving approval for use of a Product.

Payment will be in US dollars to a US dollar account in Australia, the details of which are as notified by PharmaSynth to GTB from time to time.

7.                                                      Royalties

7.1                                               Royalties where valid Patent

If GTB or its Affiliates or its sublicensees sell Product into a country where there is a valid enforceable and unexpired patent(s) or patent extension(s) or patent application(s) active at the time of commencement, in respect of some or all of the Product or its method of manufacture, GTB will pay the following royalties:

(a)                                                   8% of the Net Sales made by GTB and its Affiliates and its sublicensees from that country, until Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year;

(b)                                                  9% of the Net Sales made by GTB and its Affiliates and its sublicensees from that country, if Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year but are less than or equal to $1,000,000,000 per year, assessed on the net sales; and

(c)                                                   10% of the Net Sales made by GTB and its Affiliates and its sublicensees from that country if Net Sales in the Territory during the Term exceed $1,000,000,000 per year, assessed on the net sales.

7.2                                               Royalties where no Patent

If GTB or its Affiliates or its sublicensees sell Product into a country where there is no or there is no longer any patent application, registered patent, or patent extension in respect of the Product or its method of manufacture, GTB will pay the following royalties:

(a)                                                   4% of the Net Sales made by GTB and its Affiliates and its sublicensees from that country, until Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year;

(b)                                                  5% of the Net Sales made by GTB and its Affiliates and its sublicensees from that country, if Net Sales in the Territory during each one-year annual period exceed $500,000,000 per year but are less than or equal to $1,000,000,000 per year, assessed on the net sales; and

(c)                                                   6% of the Net Sales made by GTB and its Affiliates and its sublicensees from that country if Net Sales in the Territory during each one-year annual period exceed $1,000,000,000 per year, assessed on the net sales.

7.3                                               Reports

Within 14 days of the anniversary of each Commencement Date, GTB will send PharmaSynth a report setting out:

(a)                                                   a summary of progress being made to obtain Government Agency approvals in the Territory;

(b)                                                  the details of royalties, fees or other amounts received for each month of the previous year from sublicensees; and

(c)                                                   the details of the total sales in each country (including a breakdown of sales by GTB, Affiliates and sublicensees) and the Net Sales in each country for each month of the previous year.

7.4                                               Sales of Products outside the Territory

If GTB, its Affiliates or sublicensees sell any Products outside the Territory, the royalty payable to PharmaSynth is the full amount of any Net Sales for those Products.

If PharmaSynth, its Affiliates or sublicensees sell any Products inside the Territory, the royalty payable to GTB will be the full amount of any Net Sales for those Products.

7.5                                               Accrual and payment of royalties

(a)                                                   All royalties accrue when actually received from an End User by GTB or its sublicensee.

(b)                                                  GTB will pay all royalties due to PharmaSynth under this clause 7 on a 6 monthly basis commencing on the Commencement Date, each payment to be made within 30 days of the end of the relevant 6 monthly period, with the first 6-month period beginning on the first day of the month following the Commencement Date.

(c)                                                   Payment will be in US dollars to a USA bank account, the details of which are as notified by PharmaSynth to GTB from time to time.

8.                                                      GTB to Exploit

8.1                                               GTB to produce Products

(a)                                                   GTB is free to establish any technical, pre-clinical or clinical program at GTB’s expense, for the purposes of preparing any new drug application using the PharmaSynth IP with any Government Agency in the Territory.

(b)                                                  GTB will use reasonable efforts to carry out, at its own expense, all product development, including without limitation, regulatory and clinical work, testing, or studies relating to Products, reasonably required to obtain all regulatory approvals needed to Exploit the Products in the Territory.

(c)                                                   GTB will use its reasonable efforts to file, prosecute and maintain during the Term, all necessary and appropriate applications, submissions and filings to the appropriate Government Agency, to obtain approval to Exploit the Products in each country within the Territory.

(d)                                                  GTB will advise PharmaSynth immediately on obtaining any approval from a Government Authority in respect of a Product.

(e)                                                   PharmaSynth will provide reasonable assistance to GTB to the extent of making available, without charge, Technical Personnel to assist GTB in both technical and clinical issues, and in making any necessary submissions or filings for approvals in each country within the Territory, including provision of relevant documentation which is in the possession of PharmaSynth for submissions, applications or filings, but PharmaSynth will not be obliged to commit to any particular expenditure in providing such assistance..

8.2                                               Commencement of Phase 3 Trial

If GTB has not commenced a Phase 3 or Pivotal Registration Clinical Trial within 9 months of the Commencement Date, PharmaSynth may at any time thereafter immediately terminate this agreement by written notice to GTB.

8.3                                               Exploitation of Products

If GTB has not commenced the Exploitation of a Product in a country in which a valid enforceable and unexpired patent application(s), patent(s) or patent extension(s) covering the Product exists within the Territory within five (5) years of the Commencement Date, then PharmaSynth may by written notice, advise GTB that unless it commences Exploitation of a Product in that country within 6 months (or such longer period set out in the notice), that country will be removed from the definition of Territory in this agreement.  A notice may include more than one country and will be taken to be a notice in respect of each country specified in the notice.  Should Exploitation not occur during that 6 month or longer stipulated period, the country will be removed from the Territory.

8.4                                               Quality

GTB is responsible for maintaining commercially acceptable quality control standards in all manufacturing related to a Product, including meeting the manufacturing standards required by any Government Agency and good manufacturing practice.

8.5                                               Notification of adverse event

Each party agrees to report to the other within 3 days of receipt of the information, any serious adverse event which is reported to occur as a result of the use of the Products.  Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between events and use of Products.  A serious adverse event includes any experience relating to the Products which is reasonably regarded to be medically significant.

8.6                                               Insurance

GTB will procure and maintain at its own expense for the Term, product liability insurance in the amount of not less than $10,000,000, insuring GTB from and against all loss arising from or incidental to the Exploitation (commercial manufacturing and marketing) of the commercial Products.

9.                                                      Protection of Intellectual Property

9.1                                               Notification of infringement

Each party shall promptly give the other notice of:

(a)                                                   any claim or allegations that the exercise of the rights under the agreement constitute an infringement of the rights of any third party; and

(b)                                                  any third party’s infringement or threatened infringement of the PharmaSynth IP or the Developed IP,

of which it becomes aware.

9.2                                               Infringement of PharmaSynth IP

(a)                                                   PharmaSynth has the sole right to determine what action should be taken in respect of any infringement of PharmaSynth IP, and GTB will cooperate in the conduct of any action brought by PharmaSynth.  PharmaSynth shall bear all the costs and expenses of any action it takes.

(b)                                                  If PharmaSynth does not bring suit against a third party who is infringing the PharmaSynth IP in the Territory, then GTB may give notice in writing to PharmaSynth that it wishes to commence action.  If PharmaSynth does not advise that it will commence action within 14 days of that notice, GTB may elect to bring action.

(i)                                                     If GTB brings an action against a third party, it will do so at its own cost and expense and within 6 months of the notice given under clause 9.2(b).

(ii)                                                  In exercising its rights under clause 9.2(b)(i), GTB must ensure that it does not perform any acts or omissions that in any way adversely effect:

A.                                                   the validity of any PharmaSynth IP;

B.                                                     the reputation of PharmaSynth as the owner of the PharmaSynth IP.

(iii)                                               All costs and expenses (including attorney’s fees) of any actions or proceedings taken by GTB (including where PharmaSynth is joined as a party) will be borne exclusively by GTB, and, in such a case, GTB shall retain the damages and other remedies as relate to the Territory received from the infringing party.

(c)                                                   GTB indemnifies PharmaSynth from and against any costs, fees, damages or accounts of profits awarded against PharmaSynth in any action commenced by GTB under this clause 9.2.

9.3                                               Maintenance of IP

(a)                                                   GTB will during the Term take all reasonable and necessary steps and pay all necessary expenses to obtain registration of Intellectual Property relating to any improvements made by or on behalf of PharmaSynth to PharmaSynth IP in any country in the Territory in which PharmaSynth IP is registered as at the Commencement Date.

(b)                                                  GTB will take all reasonable steps and pay all necessary expenses to prosecute any patent application in the Territory in respect of PharmaSynth IP.

(c)                                                   GTB will during the Term take all reasonable steps and pay all necessary expenses to maintain for the full life of, and any extension that may be available, all Intellectual Property which is PharmaSynth IP in the Territory.

(d)                                                  GTB may, in consultation with PharmaSynth, file on behalf of and as agent for PharmaSynth all applications and filings and take all actions necessary to obtain the benefits of registration, and PharmaSynth will sign any authorisations and instruments reasonably requested by GTB to enable GTB to comply with its obligations under this clause 9.2.

(e)                                                   Should GTB not comply with its obligations under this clause 9.2, PharmaSynth is hereby appointed as agent for GTB to perform all such obligations on GTB’s behalf.  Where PharmaSynth performs an obligation of GTB, the cost and expense of such performance is due and payable by GTB to PharmaSynth and GTB is not relieved from its failure to perform the obligation.

10.                                               Warranties and indemnities

10.1                                        PharmaSynth warranties

PharmaSynth warrants and represents to GTB that to the best of PharmaSynth’s knowledge:

(a)                                                   it is either the sole and beneficial owner or the exclusive licensee of the PharmaSynth IP and that the PharmaSynth IP is not encumbered nor licensed to a third party in any way inconsistent with the exploitation of the rights granted pursuant to this agreement; and

(b)                                                  it is entitled to grant the rights contained in this agreement in relation to the PharmaSynth IP to GTB.

10.2                                        GTB warranties

GTB warrants and represents to PharmaSynth that:

(a)                                                   to the best of GTB’s knowledge it will be is either the sole and beneficial owner or the exclusive licensee of the GTB Developed IP and that the GTB Developed IP will not be encumbered nor licensed to a third party in any way inconsistent with the exploitation of the rights granted pursuant to this agreement;

(b)                                                  to the best of GTB’s knowledge it is entitled to grant the rights contained in this agreement in relation to the Developed IP to PharmaSynth; and

(c)                                                   it has and will maintain adequate insurance in accordance with prudent business practice and, to the best of GTB’s knowledge, it has not failed to comply with any of the conditions contained in an adequate insurance policy.

10.3                                        Exclusion of warranties

Except for the express warranties in this agreement, to the full extent permitted by law, any conditions or warranties imposed by legislation applicable to this agreement are hereby excluded.

10.4                                        GTB’s acknowledgments

GTB hereby acknowledges and agrees that:

(a)                                                   PharmaSynth has not made and does not by entering into this agreement make any representations or give any warranties other than those set out in this clause regarding the suitability of PharmaSynth IP or GTB Developed IP for any purpose; and

(b)                                                  it will not knowingly do, or assist any third party to do, anything to imperil or challenge the validity of, or PharmaSynth’s ownership of, any of the PharmaSynth IP.

10.5                                        PharmaSynth’s acknowledgements

PharmaSynth hereby acknowledges and agrees that:

(a)                                                   GTB has not made and does not by entering this agreement make any representations or give any warranties other than those set out in this clause regarding the suitability of the GTB Developed IP for any purpose; and

(b)                                                  it will not knowingly do, or assist any third party to do, anything to imperil or challenge the validity of, or ownership by GTB of, any of the GTB Developed IP.

10.6                                        GTB to indemnify PharmaSynth

GTB shall defend, indemnify and hold harmless PharmaSynth, its officers, employees and agents from and against all actions, suits, claims, proceedings, causes of action, judgments or demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with PharmaSynth and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property) which arises out of:

(a)                                                   any Exploitation of any of the PharmaSynth IP or the GTB Developed IP in the Territory;

(b)                                                  any Product or use of any Product;

(c)                                                   a breach of this agreement by GTB or its Affiliates;

(d)                                                  the failure of any representation or warranty of GTB set forth in this agreement; or

(e)                                                   the negligence or wilful misconduct of GTB or its Affiliates or their employees, agents or officers,

except in each case to the extent any such claim results or arises from breach by PharmaSynth of any term of this agreement or the negligence or wilful misconduct of PharmaSynth or any of its employees, agents or officers.

10.7                                        PharmaSynth to indemnify GTB

PharmaSynth shall defend, indemnify and hold harmless GTB, its officers, employees and agents from and against all actions, suits, claims, proceedings, causes of action, judgments or demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with PharmaSynth and whether at common law, in equity or pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage (whether personal or property) which arises out of a breach of clause 10.1 or 11, except to the extent that such claim results or arises from breach by GTB of any term of this agreement or the negligence or wilful misconduct of GTB and its Affiliates, or their employees, agents or officers.

10.8                                        Liability for costs of Infringement Claim

(a)                                                  Notwithstanding clauses 10.6 and 10.7, in the case of any claim of infringement of PharmaSynth IP or infringement of a third party’s Intellectual Property by the Products, which is brought by a third party against GTB in a country in the Territory (whether alone or together with PharmaSynth) (the “Infringement Claim”):

(i)                                                     GTB will appoint lawyers acceptable to PharmaSynth to conduct the defence of the Infringement Claim;

(ii)                                                  GTB will be responsible for the legal expenses and for all actions taken by GTB’s lawyers;

(iii)                                               GTB will not settle or compromise any case without the prior written consent of PharmaSynth, which will not be unreasonably withheld; and

(iv)                                              PharmaSynth will provide GTB with such assistance and information as GTB reasonably requests.

(v)                                                 Both Parties agree to share the cost at 20/80 (PharmaSynth/GTB).

10.9                                        General mutual representations and warranties

Each of the parties represents and warrants to the other party that each of the following statements is true and correct in all material respects:

(a)                                                  it has full power and authority to enter into, perform and observe its obligations under this agreement, and that its execution, delivery and performance of this agreement has been duly and validly authorised by all necessary corporate action; and

(b)                                                  this agreement and the transactions contemplated by it do not contravene its constituent documents or any law, regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or those of its directors to be exceeded.

10.10                                 Indemnities

(a)                                                  Each indemnity in this agreement is a continuing obligation, separate and independent from the other obligations of the parties, and survives termination, completion or expiration of this agreement.

(b)                                                  It is not necessary for a party to incur expense or to make any payment before enforcing a right of indemnity conferred by this agreement.

(c)                                                   A party must pay on demand any amount it must pay under an indemnity in this agreement.

11.                                               Confidentiality

11.1                                        No use or disclosure

Neither of the parties shall, unless specifically authorised in this agreement or with the prior written consent of the other party:

(a)                                                  disclose any Confidential Information of the other party;

(b)                                                  disclose any Confidential Information relating to a Product relevant to the Field;

(c)                                                   make use of any Confidential Information of the other party for any purpose other than for the purposes set forth in or in furtherance of this agreement; or

(d)                                                  make use of any Confidential Information relating to a Product relevant to the Field for any purpose other than for the purposes set forth in or in furtherance of this agreement.

11.2                                        Further obligations

Each of the parties must:

(a)                                                  use its best endeavours to keep the Confidential Information of the other party safe and secure and prevent unauthorised use, reproduction or disclosure of the Confidential Information of the other party;

(b)                                                  restrict the disclosure of the Confidential Information of the other party to only those employees who require the Confidential Information for the purposes of fulfilling that party’s obligations under this agreement;

(c)                                                   not make, assist or permit any person (including its representatives) to make any unauthorised use, disclosure or reproduction of any of the other party’s Confidential Information;

(d)                                                  take reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this agreement including diligently prosecuting at its cost any breach or threatened breach of such confidentiality obligations by a person to whom it has disclosed such Confidential Information and, where appropriate, making applications for interim or interlocutory relief; and

(e)                                                   co-operate with the other party in any action which it may take to protect the confidentiality of its Confidential Information.

11.3                                        Legal requirements

A party may disclose anything in respect of this agreement or a Product:

(a)                                                  as required by applicable law, rules of any stock exchange, Government Agency or ministerial directive;

(b)                                                  necessary to be disclosed to a Government Agency to comply with the party’s obligations under clause 8.1;

(c)                                                   to its professional advisors including, without limitation, accountants, financial advisors, insurers, patent attorneys and legal advisors, subject to that party agreeing to keep the Confidential Information confidential in accordance with this clause;

(d)                                                  in order to do anything which the party is entitled to do in respect of a Product under this agreement.

11.4                                        Return of Confidential Information

Subject to clauses 11.5 and 13.2(d)(ii), all Confidential Information whether in hard copy, electronic or any other form will (at the option of the discloser of that Confidential Information) be destroyed or returned to the party who disclosed the Confidential Information within thirty (30) days of termination of the agreement and each party will cease all use of the other party’s Confidential Information.

11.5                                        Retention for legal advice

Each party’s legal representative may retain one copy of such Confidential Information solely for the purpose of determining the scope of that party’s obligations under this clause.

11.6                                        Survival of clause

The obligations of confidentiality imposed by this agreement survive the termination of this agreement.  Each party may enforce this clause 11 in favour of its Affiliates.

12.                                               Audit

12.1                                        Records

(a)                                                  GTB will keep full and accurate books and records setting forth Net Sales and any other information sufficient in detail to allow the calculation of royalties and licence fees to be paid by GTB.

(b)                                                  GTB will keep such books and records for a minimum of 7 years from the date that they are created.

12.2                                        Audit

GTB will, upon 7 days notice and during normal business hours or as otherwise agreed, permit and provide persons (“Auditors”) nominated by PharmaSynth, supervised access to GTB’s and its Affiliates’ premises, books, records, documents, computer systems, equipment and other property relevant to the performance of this agreement to verify compliance by GTB with its obligations under this agreement and its likely capacity to continue to comply with its obligations in the future (“Audit”).  Without limiting the foregoing, an Audit may include:

(a)                                                  review of materials relating to royalties and licence fees;

(b)                                                  review of arrangements and payments with End Users, sublicensees and other third parties;

(c)                                                   legal compliance; and

(d)                                                  quality assurance practices.

12.3                                        Security

In undertaking the Audit, PharmaSynth will procure that the Auditors comply with reasonable security and confidentiality requirements of GTB made known to PharmaSynth.

12.4                                        Co-operation

GTB will do things reasonably necessary to facilitate a prompt and efficient Audit.

12.5                                        Copies of materials

The Auditors may make copies of books, records, documents and other materials they have access to as part of an Audit, and GTB will provide the Auditors with the necessary facilities to enable them to do so.

12.6                                        Costs of the Audit

Should the audit reveal an underpayment discrepancy of five percent (5%) or more between any payment reported and any payment actually due to PharmaSynth, GTB shall pay all fees and expenses incurred in conducting the audit; otherwise PharmaSynth shall pay the fees and expenses incurred in conducting the audit and inspection.  Underpayment discrepancies shall be paid promptly by GTB to PharmaSynth and overpayment discrepancies shall be credited to GTB’s account in connection with the next subsequent payment of royalties.

13.                                               Termination

13.1                                        Reasons for termination by either party

In addition to any other provisions set out in this agreement which allow a party to terminate this agreement, either party may terminate this agreement immediately by written notice to the other party in the event of:

(a)                                                  a failure to pay any amounts due under this agreement within the periods required, provided that the breach is not cured within one month after written notice thereof is received from the non-defaulting party;

(b)                                                  the other party having committed a breach of this agreement on three occasions and having received written notice of those breaches from the non-defaulting party, even if the breaches have been remedied; or

(c)                                                   the other party being subject to an Event of Insolvency.

13.2                                        Reasons for termination by PharmaSynth

PharmaSynth may terminate this agreement immediately by written notice to GTB if GTB Exploits a product which competes with the Products in the Territory.

13.2                                        Consequences of termination

Upon termination of this agreement under Paragraph 13.1 due to a material breach by GTB:

(a)                                                  any licence fee or royalty which has accrued to PharmaSynth but which is not yet payable, will become immediately due and payable;

(b)                                                  GTB will promptly destroy all marketing, labelling or advertising materials relating to the Products or the PharmaSynth IP;

(c)                                                   GTB will promptly execute whatever documents are necessary and take whatever steps are necessary to transfer to PharmaSynth or its nominee, free of charge except for out-of pocket expenses, all of GTB and its Affiliates and sublicensee’s right title and interest in and to any approvals given by a Government Agency including NDA’s, product licence, drug identification numbers or other health registration approvals in effect in the Territory;

(d)                                                  PharmaSynth may elect to:

(i)                                                     grant GTB 3 months to sell off its existing stocks of the Products provided that GTB continues to pay the royalties payable under this agreement and at the end of that period GTB destroys or delivers any remaining stock to PharmaSynth; or

(ii)                                                  purchase any stock from GTB.

13.3                                        Termination due to default by PharmaSynth

In the event of the termination of this Agreement due to a material default by PharmaSynth, GTB shall have a right to continue to Exploit the PharmaSynth IP in the Licensed Territory and to renegotiate a reduced licensing fees and royalties payments commensurate with the impact of the breach for the remainder of the Term Period.

13.4                                        Accrued rights and survival

Termination or expiry of this agreement will not affect:

(a)                                                  any rights or remedies of the parties which may have accrued before the date of termination;

(b)                                                  the rights and obligations of the parties which by their nature survive termination, including clauses 10, 11 and 13.

14.                                               Dispute resolution

14.1                                        Negotiation

(a)                                                  If there is a dispute between the parties in connection with this agreement, then within ten business days of a party notifying the other party of a dispute, a senior representative authorised to resolve the dispute from each party must meet and use all reasonable endeavours acting in good faith to resolve the dispute (the “Initial Meeting”).

(b)                                                  If the dispute is not resolved under clause 14.1(a) within ten business days of the Initial Meeting, then the Chief Executive Officers of GTB and PharmaSynth will, within 30 days of the Initial Meeting, meet and use all reasonable endeavours acting in good faith to resolve the dispute (the “Subsequent Meeting”).

14.2                                        Referral to arbitration

If any dispute is not resolved through good faith negotiations between the Chief Executive Officers of each party within 5 days after the date of the Subsequent Meeting, the parties must refer the dispute to arbitration in accordance with clause 15.

15.                                               Arbitration

15.1                                        Reference to arbitration

Any dispute or controversy arising out of or connected with, or relief sought pursuant to, this Agreement shall be finally settled by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules.  The venue of any such arbitration shall be San Francisco.  Judgment upon any arbitration award may be entered in any court having jurisdiction.  The proceedings shall be conducted in the English language.  Each party shall bear its own costs in any arbitration hereunder.  The official and governing text of this Agreement shall be English.

15.2                                        Award final and binding

Any award will be final and binding upon the parties.

16.                                               Force Majeure

16.1                                        Event of Force Majeure

If a party is prevented in whole or in part from carrying out its obligations under this agreement (other than an obligation to pay money) as a result of Force Majeure, it must promptly notify the other party accordingly.  The notice must:

(a)                                                  specify the obligations it cannot perform;

(b)                                                  fully describe the event of Force Majeure;

(c)                                                   estimate the time during which the Force Majeure will continue; and

(d)                                                  specify the measures proposed to be adopted to remedy or abate the Force Majeure.

Following this notice, and while the Force Majeure continues, the obligations which cannot be performed because of the Force Majeure will be suspended except for the obligation to pay money.

16.2                                        Remedy of Force Majeure

The party that is prevented from carrying out its obligations under this agreement as a result of Force Majeure must:

(a)                                                  remedy the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible; and

(b)                                                  take all action reasonably practicable to mitigate any loss suffered by a party as a result of its failure to carry out its obligations under this agreement.

(c)                                                  The Parties shall hold discussions following an event of Force Majeure to arrive at mutually acceptable alternative approaches to replace the actions which are prevented by the Force Majeure.

16.3                                        Extension of Term

The Term of this agreement shall be extended by the period of the Force Majeure.

17.                                               Notices

Each communication (including each notice, consent, approval, request and demand) under or in connection with this agreement:

(a)                                                  must be in writing;

(b)                                                  must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

PharmaSynth

Name:	PharmaSynth Pty Ltd
Address:	2806 Ipswich Road, Darra, QLD 4076, Australia
Fax:	(+61) 7 3720 9624
For the attention of:	Chief Executive Officer

GTB

Name:	Global Transbiotech Inc.
Address:	3550 Wilshire Blvd. suite 1747, Los Angeles, CA 90010, United States of America
Fax:	(+1) 213 637 5653
For the attention of:	Chief Executive Officer

(c)                                                   must be signed by the party making it or (on that party’s behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(d)                                                  must be delivered by hand or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 17(b); and

(e)                                                   is taken to be received by the addressee:

(i)                                                     (in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(ii)                                                  (in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(iii)                                               (in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent; and

(iv)                                              (in the case of delivery by hand) on delivery,

but if the communication is taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day (“working day” meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

18.                                               General

18.1                                        Governing law

This Agreement shall be construed pursuant to the laws of the State of California without regard to conflicts of laws provisions thereof.

18.2                                        Jurisdiction

All matters arising from or related to this Agreement shall be brought only in the federal or state courts in Los Angeles County, California.

18.3                                        Assignment

A party cannot assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior consent of each other party, which in the case of PharmaSynth cannot be unreasonably withheld or delayed by GTB.

18.4                                        Amendments

This agreement may only be varied by a document signed by or on behalf of each party.

18.5                                        Waiver

(a)                                                  Failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)                                                  A waiver or consent given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)                                                   No waiver of a breach of a term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

18.6                                        Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this agreement.

18.7                                        No representation or reliance

(a)                                                  Each party acknowledges that no party (nor any person acting on a party’s behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b)                                                  Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for representations or inducements expressly set out in this agreement.

18.8                                        Expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with negotiating, preparing, executing and performing this agreement.

18.9                                        Entire agreement

To the extent permitted by law, in relation to its subject matter, this agreement:

(a)                                                  embodies the entire understanding of the parties, and constitutes the entire terms agreed by the parties; and

(b)                                                  supersedes any prior written or other agreement of the parties.

18.10                                 Sub-contracting

Unless expressly authorised by this agreement, a party may not sub-contract any of its obligations under this agreement without the prior written consent of the other party which consent must not be unreasonably withheld but may be given subject to such reasonable terms as may be necessary to protect the consenting party’s rights or interests under this agreement.

18.11                                 Relationship of the parties

(a)                                                  Each party to this agreement represents and warrants to the other party that it has the legal capacity to enter into this agreement.

(b)                                                  Nothing in this agreement is intended or will be construed as constituting a partnership, agency or joint venture relationship between the parties. All activities by the parties hereunder will be performed by them as independent contractors.

(c)                                                   Neither party will act in a manner inconsistent with clause 18.11(b) without the express informed written consent of the other party and, in particular, will not pledge the credit of the other party nor receive money on behalf of the other party nor enter into any agreements or make any representation on behalf of the other party.

18.12                                 Remedies cumulative

The rights, powers and remedies provided to the parties in this agreement are in addition to, and do not exclude or limit, any right, power or remedy provided by law or equity or by any agreement.

18.13                                 Severability of provisions

Any provision of this agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.  That does not invalidate the remaining provisions of this agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

18.14                                 Change in control

All rights and liabilities under this agreement continue in force notwithstanding any change in the equity ownership of either of the parties.

18.15                                 Publicity

Neither party may use the name or logo of the other party in any public document or disclosure whether written, oral or otherwise communicated without the prior written consent of the other party.

18.16                                 Counterparts

This agreement may be executed in any number of counterparts.  All counterparts together will be taken to constitute one instrument.

Schedule 1 - PharmaSynth IP

1.             Patents and Patent Applications

COUNTRY	OFFICIAL NO.	TITLE	CASE STATUS

AUSTRALIA	702500	Preparation and Use of Sulfated Oligosaccharides	Registered

BRAZIL	PI9608041-8

Sulfated Oligosaccharide, Process for the Anti-Angiogenic, Anti-Metastatic and/or Anti-Inflammatory Treatment of a Human Patient or Other Warm/Blooded Animal Patient, use of an Oligosaccharide and Pharmaceutical or Veterinary Composition for Anti-Angiogenesis

			Pending

CANADA	2218872	Preparation and Use of Sulfated Oligosaccharides	Registered

CHINA	ZL96193563.4	Preparation and Use of Sulfated Oligosaccharides	Registered

EUROPE	96910861.2	Preparation and Use of Sulfated Oligosaccharides	Pending

ISRAEL	118047	Sulfated Oligosaccharides, Pharmaceutical Compositions Containing Them and Preparation of Sulfated Hexopyranose Homooligosaccharides	Registered

JAPAN	532038/96	Preparation and Use of Sulfated Oligosaccharides	Pending

REPUBLIC OF KOREA	0591960	Preparation and Use of Sulfated Oligosaccharides	Registered

MEXICO	243061	Preparation and use of Sulfated Oligosaccharides	Registered

NEW ZEALAND	305815	Preparation and Use of Sulfated Oligosaccharides	Registered

POLAND	184357	Preparation and Use of Sulfated Oligosaccharides	Registered

RUSSIAN FEDERATION	001199	Preparation and Use of Sulfated Oligosaccharides	Registered

SINGAPORE	48558	Preparation and Use of Sulfated Oligosaccharides	Registered

TAIWAN	138332	Preparation and Use of Sulfated Oligosaccharides	Registered

UNITED STATES OF AMERICA	6143730	Preparation and Use of Sulfated Oligosaccharides	Registered

COUNTRY	OFFICIAL NO.	TITLE	CASE STATUS

SOUTH AFRICA	96/3339	Preparation and Use of Sulfated Oligosaccharides	Registered

2.	Trade marks

2.1	Registered

Nil.

2.2	Unregistered

PI-88

Muparfostat

Muparfostat sodium

Executed as an agreement

Executed by PharmaSynth Pharmaceuticals Inc
by or in the presence of:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full

Executed by GLOBAL TRANSBIOTECH, INC
by its authorised officers:

Signature of Director	Signature of Secretary/other Director

Name of Director in full	Name of Secretary/other Director in full